Exhibit 99.1

FOR IMMEDIATE RELEASE

April 22, 2008

Contact:
Daryl G. Byrd, President and CEO (337) 521-4003
John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports First Quarter 2008 Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 121-year-old IBERIABANK (www.iberiabank.com) and Pulaski Bank and Trust Company (www.pulaskibank.com), announced earnings of $13.4 million for the quarter ended March 31, 2008, up 46% compared to the same period in 2007 and up 33% compared to the fourth quarter of 2007 (“linked quarter basis”). In the first quarter of 2008, the Company reported fully diluted earnings per share (“EPS”) of $1.05, up 38% compared to $0.76 in the same quarter of 2007, and up 33% on a linked quarter basis. The first quarter 2008 results included two significant items. First, the results included the previously disclosed pre-tax gain of $6.9 million, or $0.34 EPS, on the sale of approximately $30 million in credit card receivables (a 23% premium), at Pulaski Bank and Trust Company (“Pulaski”). Second, Pulaski recorded an elevated provision for loan losses associated with the residential builder construction portfolio. The consensus analyst EPS estimate for the first quarter of 2008 for the Company was $0.82 as reported by First Call.

Highlights For The Quarter Ended March 31, 2008

•

Loans. Average loans increased $48 million, or 1%, on a linked quarter basis. On a period-end basis, total loans were $3.4 billion, a decrease of $6 million between December 31, 2007 and March 31, 2008. Loan growth was tempered during the first quarter due to traditional seasonal loan pay downs and the sale of credit card receivables on January 4, 2008.

•

Deposits. Average deposits increased $107 million, or 3%, on a linked quarter basis. Period-end deposits were $3.8 billion, a substantial $326 million increase, or 9%, between December 31, 2007 and March 31, 2008. The Company initiated a significant deposit campaign during the first quarter of 2008 in selected markets.

•

Net Interest Income. Significant deposit inflows and $90 million in additional long-term borrowings reduced average short-term borrowings by $60 million and funded $48 million in average loan growth and $90 million in liquid investments. Average earning assets climbed $143 million, or 3%, on a linked quarter basis. The tax equivalent net interest margin (“margin”) declined 14 basis points on a linked quarter basis, to 3.04%. Approximately eight basis points of the decline were due to the increase in excess cash emanating from the deposit campaign, five basis points were due to changes in interest rates, and two basis points were due to the full quarter impact of the issuance and sale of $32 million in trust preferred securities.

•

Capital Strength. The Company completed a $25 million sale of trust preferred securities on November 9, 2007 at a rate equal to three-month LIBOR plus 2.64%. On March 28, 2008, the Company sold an additional $7 million trust preferred securities at a rate of three-month LIBOR plus 3.50%. At March 31, 2008, the Company reported a tier 1 leverage ratio of 7.46%, up from 7.42% at December 31, 2007.

•

Branches. Total loan balances at the 14 branches opened since August 2005 under the Company’s branch expansion initiative were $89 million at March 31, 2008, up 13% compared to December 31, 2007. Aggregate deposit balances in these branches totaled $169 million at March 31, 2008, up 80% compared to December 31, 2007.

•

Nonperforming Assets (“NPAs”). NPAs were $48 million at March 31, 2008, down 1% compared to December 31, 2007. The ratio of NPAs to total assets declined from 0.98% at year-end 2007 to 0.93% at March 31, 2008. The Company recorded a loan loss provision of $2.7 million in the first quarter of 2008, down 25% on a linked quarter basis.

Balance Sheet And Yields

Since December 31, 2007, total assets climbed $215 million, or 4%, to $5.1 billion at March 31, 2008. During this period, shareholders’ equity increased $14 million, or 3%, to $512 million at March 31, 2008. Excess liquidity generated from deposit growth funded investment securities, short-term investments, and loans.

The investment portfolio volume increased $49 million, or 6%, to $854 million at March 31, 2008 compared to year-end 2007. The investment portfolio equated to 17% of total assets at March 31, 2008, compared to 16% at December 31, 2007. The Company’s investment portfolio duration shortened slightly during the quarter. At March 31, 2008, the portfolio had a modified duration of 2.9 years, compared to 3.1 years at December 31, 2007. The Company’s investment portfolio has very limited extension risk. Based on current projected speeds and other assumptions, the portfolio is expected to generate approximately $326 million in cash flows, or about 39% of the portfolio, over the next 21 months. The portfolio had an unrealized gain of approximately $14 million at March 31, 2008, compared to $9 million at December 31, 2007. The average yield on investment securities decreased 11 basis points on a linked quarter basis, to 5.18% in the first quarter of 2008. The Company holds in its investment portfolio primarily agency and municipal securities. The Company holds no equity securities, corporate bonds, trust preferred securities, collateralized debt obligations (“CDOs”), collateralized loan obligations (“CLOs”), hedge fund investments, structured investment vehicles (“SIVs”), or auction rate securities in its investment portfolio.

Period-End Loan Volumes ($ in Millions)

	IBERIABANK			Pulaski
Loans	3/31/07	12/31/07	3/31/08	2/1/07	12/31/07	3/31/08	Since Acq.
Commercial	$1,229	$1,515	$1,534	$447	$490	$494	10%
Consumer	551	596	607	$240	253	220	-8%
Mortgage	491	511	503	$67	65	67	-1%

Total Loans	$2,271	$2,622	$2,644	$754	$808	$781	4%
Growth			1%			-3%

While average loans increased $48 million on a linked quarter basis, on a period-end basis, total loans declined $6 million, or less than 1%, from December 31, 2007 to March 31, 2008. IBERIABANK experienced $22 million in loan growth ($19 million growth in commercial loans, $11 million growth in consumer loans, and $8 million decline in mortgage loans). Pulaski reported a $27 million decrease in loans, primarily due to the $30 million sale in credit card receivables.

The Pulaski builder construction portfolio continued its compression trend as homes were sold and loans continued to be paid down during the first quarter of 2008. The total volume of this portfolio declined from $113 million prior to the Pulaski acquisition, to $87 million at acquisition in February 2007, to $62 million at December 31, 2007, to $53 million at March 31, 2008. The portfolio contains 199 completed houses ($35 million), 33 houses less than 100% completed ($5 million), 174 lot loans ($9 million), and only three development loans ($5 million). The average funded amount is approximately $174,000 per loan. At March 31, 2008, Pulaski’s builder construction portfolio accounted for 6.8% of Pulaski’s loan portfolio and only 1.6% of the Company’s consolidated total loan portfolio. The total consolidated construction and land development loan portfolio accounts for only 5.3% of total loans at March 31, 2008.

The builder construction loan portfolio in Northwest Arkansas and Memphis improved slightly in the first quarter of 2008 despite continued softness in the spring home selling season. At March 31, 2008, the Company had one-third of Pulaski’s builder loans on nonaccrual status. The Company provided additional reserves of $0.4 million during the quarter to account for the probable credit risk associated with these loans. The Company believes the combination of reserves and accrued impairments are adequate to account for the current risk associated with the residential construction loan portfolio.

The Company’s commercial real estate (“CRE”) loan portfolio, excluding the Pulaski builder portfolio, is comprised of credits primarily in the Company’s banking markets. The average loan size in this portfolio is $445,000. Approximately 57% of the CRE portfolio is based in southern Louisiana, 20% in northern Louisiana, and 24% in Pulaski’s markets. Elevated energy prices provide support to many of the local economies in southern Louisiana, with additional incremental benefits in northwest Louisiana and central Arkansas. Approximately 65% of the Company’s CRE portfolio (including construction-related credits) is owner-occupied and 35% non-owner occupied. Non-owner occupied CRE loans equate to 118% of total risk based capital at March 31, 2008.

The Company’s consumer loan portfolio maintains exceptional asset quality. The average FICO score of the consumer loan portfolio is 710 and 1.25% are past due 30 days or more. Approximately 75% of the Company’s home equity portfolio is comprised of properties in the Acadiana region of Louisiana. Consumer real estate loan production in the first quarter of 2008 of nearly 800 loans totaling $53 million had an average FICO score of 751 and an average loan-to-value of 66%.

At March 31, 2008, approximately 69% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 58%. Approximately 79% of the Company’s time deposit base reprices within the next 12 months. The Company has historically been slightly liability sensitive, according to interest risk modeling. The recent rapid decline in short-term interest rates has caused the Company’s interest risk position to become more asset sensitive. The Company’s interest rate risk modeling at March 31, 2008, indicates the Company is slightly asset sensitive over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates would be estimated to increase net interest income over 12 months by approximately 2.1%. Similarly, a 100 basis point decrease in interest rates would be expected to decrease net interest income by approximately 2.2%. The influence of using forward curves at March 31, 2008 as the basis for projecting the interest rate environment would have only a 0.2% favorable impact on net interest income compared to the scenario of no change in interest rates.

On a linked quarter basis, the yield on average total loans decreased 35 basis points, to 6.52%. On this basis, the yield on commercial loans decreased 58 basis points during the first quarter of 2008, while mortgage and consumer loan yields remained essentially stable.

The Company believes that difficulties in the sub-prime mortgage industry over the last year have had no significant impact on the Company’s mortgage operations. Consistent with seasonal patterns, the Company originated $249 million in mortgage loans during the first quarter of 2008, up 18% compared to the fourth quarter of 2007. Loan refinancing accounted for approximately 34% of mortgage loan originations in the first quarter of 2008, compared to 27% in the fourth quarter of 2007 and 21% in the third quarter of 2007. The Company sold $230 million in mortgage loans to investors during this period, up 9% compared to the fourth quarter of 2007, while sales margins compressed slightly. Brisk mortgage activity late in the first quarter resulted in an elevated pipeline of $97 million on March 31, 2008, up 83% compared to $53 million at December 31, 2007.

Period-End Deposit Volumes ($ in Millions)

	IBERIABANK			Pulaski
Deposits	3/31/07	12/31/07	3/31/08	2/1/07	12/31/07	3/31/08	Since Acq.
Noninterest	$355	$365	$376	$96	$103	$102	6%
NOW Accounts	657	643	623	193	185	196	1%
Savings/MMKt	594	598	693	176	168	193	9%
Time Deposits	853	895	999	539	528	630	17%

Total Deposits	$2,458	$2,501	$2,691	$1,005	$984	$1,120	11%
Growth			8%			14%

Total average deposits increased $107 million, or 3%, on a linked quarter basis. The Company initiated a deposit campaign late in the first quarter of 2008, resulting in substantial deposit growth on a period-end basis. Total deposits climbed $326 million between December 31, 2007 and March 31, 2008, or an increase of 9%. During this period, deposits at IBERIABANK increased $190 million, or 8%, while Pulaski deposits increased $136 million, or 14%. The Company believes the significant cyclical decline in short-term interest rates combined with industry deleveraging and competitive internal focus, resulted in an excellent opportunity to gain high quality deposits at a favorable cost of funds, from a historical perspective. The Company aggressively implemented a cross-sell program in conjunction with the deposit campaign. The campaign had a seven-basis point estimated impact on the margin for the first quarter of 2008 until the funds are fully deployed in higher yielding earning assets.

On a linked quarter basis, noninterest bearing deposits decreased $10 million and interest bearing deposits increased $117 million, or 4%. The average interest rate of interest bearing deposits in the first quarter of 2008 was 3.28%, a decrease of 24 basis points on a linked quarter basis. The average interest rate of total interest bearing liabilities decreased 31 basis points during this period as the cost of short-term borrowings decreased 106 basis points and long-term borrowing costs declined 37 basis points. The Company sold $25 million of trust preferred securities on November 9, 2007 at a rate of three-month LIBOR plus 2.64%. In addition, the Company issued $7 million of trust preferred securities on March 28, 2008 at a rate of three-month LIBOR plus 3.50%. The estimated marginal impact of the debt issued in connection with the sale of these securities was a two-basis point reduction in the margin in the first quarter of 2008.

Operating Results

Tax-equivalent net interest income decreased $0.5 million, or 1% on a linked quarter basis, driven by the 14 basis point decline in the margin. On a linked quarter basis, the 40 basis point decrease in earning asset yield outpaced the 31 basis point decline in the cost of interest bearing liabilities. The Company’s net interest spread declined nine basis points, and the margin was 14 basis points lower on a linked quarter basis.

Average Yields/Cost (Taxable Equivalent Basis)

	IBERIABANK					IBERIABANK Corporation
	1Q07	2Q07	3Q07	4Q07	1Q08	1Q07	2Q07	3Q07	4Q07	1Q08
Earning Asset Yield	6.35%	6.40%	6.50%	6.45%	6.11%	6.42%	6.52%	6.60%	6.56%	6.16%
Cost Of Int-Bearing Liabs	3.49%	3.55%	3.63%	3.52%	3.20%	3.72%	3.83%	3.89%	3.77%	3.46%

Net Interest Spread	2.86%	2.86%	2.87%	2.94%	2.91%	2.70%	2.69%	2.72%	2.79%	2.70%
Net Interest Margin	3.37%	3.35%	3.37%	3.43%	3.34%	3.13%	3.09%	3.12%	3.18%	3.04%

Noninterest income in the first quarter of 2008 increased $6.0 million, or 30%, on a linked quarter basis. Gains on the sale of mortgage loans totaled $4.5 million, up $0.2 million, or 4%, on a linked quarter basis as mortgage loans sold into the secondary market increased 9% but sales spreads compressed. The Company’s mortgage origination business remained brisk near the end of the first quarter and in April 2008. Title insurance revenues totaled $4.5 million during the quarter, an increase of $0.1 million, or 3% on a linked quarter basis. Brokerage commissions totaled $1.3 million in the first quarter, down $0.3 million, or 16%, on a linked quarter basis. Service charges on deposit accounts declined $0.5 million on a linked quarter basis, due in part to seasonal weakness. As previously disclosed, the Company recorded a $6.9 million gain associated with the sale of credit card receivables in the first quarter of 2008.

Noninterest expense increased $0.8 million, or 2%, on a linked quarter basis. Salary and benefit costs increased $1.1 million, or 5%, due to higher mortgage-related commissions, seasonal payroll tax accruals, and bonus accruals. FDIC deposit insurance premiums increased $0.2 million, or 238%, on a linked quarter basis, as a result of the FDIC’s new premium assessments. Costs of OREO property during the first quarter of 2008 were insignificant. Many other operating expenses decreased significantly, including expenses associated with computer services, occupancy and equipment, and travel. The expense reductions were the result of continued expense control following savings initiatives implemented during 2007.

Net income in the first quarter of 2008 totaled $13.4 million, up 33% from $10.1 million on a linked quarter basis, and up 46% compared to one year ago. Return on average assets (“ROA”) was 1.08% for the first quarter of 2008. Return on average equity (“ROE”) was 10.46%, and return on average tangible equity was 21.48%.

Asset Quality

The Company experienced continued strength in credit quality statistics at the legacy IBERIABANK franchise and stabilized performance in the acquired builder construction portfolio at the Pulaski franchise, primarily in Northwest Arkansas and the Memphis area.

Summary Asset Quality Statistics

	IBERIABANK		Pulaski		IBERIABANK Corporation
($thousands)	4Q07	1Q08	4Q07	1Q08	4Q07	1Q08
Nonaccruals	$3,545	$4,408	$32,562	$29,698	$36,107	$34,107
OREO & Foreclosed	1,688	2,164	7,726	7,560	9,413	9,724
90+ Days Past Due	1,684	1,437	971	2,394	2,655	3,831

Nonperforming Assets	$6,917	$8,009	$41,259	$39,652	$48,175	$47,662

NPAs/Assets	0.19%	0.22%	3.14%	2.73%	0.98%	0.93%
NPAs/(Loans + OREO)	0.26%	0.30%	5.06%	5.03%	1.40%	1.39%
LLR/Loans	0.93%	0.92%	1.72%	1.89%	1.12%	1.14%
Net Charge-Offs/Loans	0.12%	0.10%	0.14%	0.58%	0.12%	0.21%

The Company’s reported net charge-offs totaled $1.8 million in the first quarter of 2008, up $0.7 million on a linked quarter basis. The ratio of net charge-offs to average loans was 0.21% in the first quarter of 2008, compared to 0.12% in the fourth quarter of 2008. The Company recorded a $2.7 million loan loss provision in the first quarter of 2008, down 25% from a $3.6 million provision in the fourth quarter of 2007. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio.

NPAs amounted to $48 million at March 31, 2008, or 0.93% of total assets, down compared to 0.98% of total assets at December 31, 2007. Pulaski accounted for 83% of the NPAs at March 31, 2008. Loans past due 30 days or more (including nonaccruing loans) represented 1.69% of total loans at March 31, 2008, compared to 1.66% of total loans at December 31, 2007.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

By Entity:	3/31/07	6/30/07	9/30/07	12/31/07	3/31/08
IBERIABANK
30+ Days Past Due	0.50%	0.32%	0.29%	0.45%	0.42%
Non-accrual	0.14%	0.11%	0.12%	0.14%	0.17%

Total Past Due	0.64%	0.42%	0.41%	0.58%	0.59%
Pulaski
30+ Days Past Due	1.07%	1.54%	1.51%	1.08%	1.45%
Non-accrual	1.63%	1.48%	1.53%	3.85%	3.54%

Total Past Due	2.70%	3.02%	3.04%	4.93%	4.99%
Consolidated
30+ Days Past Due	0.64%	0.62%	0.62%	0.61%	0.68%
Non-accrual	0.51%	0.45%	0.49%	1.05%	1.01%

Total Past Due	1.15%	1.07%	1.10%	1.66%	1.69%

At March 31, 2008, the allowance for loan losses was 1.14%, compared to 1.12% at December 31, 2007. Loan loss reserve coverage of nonperforming loans and nonperforming assets at March 31, 2008 were 1.0 and 0.8 times, respectively, similar to the December 31, 2007 figures.

Capital Position

Average shareholders’ equity increased $22 million, or 5%, on a linked quarter basis. At March 31, 2008, shareholders’ equity was $512 million, an increase of $14 million, or 3%, compared to December 31, 2007. The Company’s equity-to-assets ratio was 9.97% at March 31, 2008, compared to 10.13% at December 31, 2007. Book value per share and tangible book value per share each increased significantly between December 31, 2007 and March 31, 2008. At March 31, 2008, book value was $39.76, up $0.77 per share, or 2%, compared to December 31, 2007. Similarly, tangible book value per share climbed $0.52, or 3%, over that period to $19.58. Tier 1 leverage ratio was 7.46% at March 31, 2008, up four basis points compared to December 31, 2007. The total risk-based capital ratio was 10.63% at March 31, 2008, up 26 basis points compared to December 31, 2007.

On April 25, 2007, the Board of Directors of the Company authorized a share repurchase program of up to 300,000 shares of the Company’s outstanding common stock, or approximately 2.3% of total shares outstanding. Stock repurchases under this program will be made from time to time, on the open market or in privately negotiated transactions, at the discretion of the management of the Company. The timing of these repurchases will depend on market conditions and other requirements. The Company purchased no shares during the first quarter of 2008. Approximately 149,000 shares remain to be purchased under the current authorized program.

On March 17, 2008, the Company announced the declaration of a quarterly cash dividend of $0.34 per share, an increase of 6% compared to the same quarter last year. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 3.00%, based on the closing stock price of the Company’s common stock on April 22, 2008 of $45.40 per share. Based on that closing stock price, the Company’s common stock traded at a price-to-earnings ratio of 12.0 times the current average consensus analyst estimate of $3.77 per fully diluted EPS for 2008. This price also equates to 1.14 times March 31, 2008 book value per share of $39.76.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 151 combined offices, including 80 bank branch offices in Louisiana, Arkansas, and Tennessee, 32 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 39 locations in eight states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $584 million.

The following eleven investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	FIG Partners, LLC

•	FTN Midwest Securities Corp.

•	Howe Barnes Hoefer & Arnett, Inc.

•	Janney Montgomery Scott

•	Keefe, Bruyette & Woods

•	Robert W. Baird & Company

•	Stanford Group Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, April 23, 2008, beginning at 8:30 a.m. Central Time by dialing 1-800-401-8436. The confirmation code for the call is 915216. A replay of the call will be available until midnight Central Time on April 30, 2008 by dialing 1-800-475-6701. The confirmation code for the replay is 915216. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, effect of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended March 31,			For The Quarter Ended December 31,
	2008	2007	% Change	2007	% Change
Income Data (in thousands):
Net Interest Income	$32,826	$27,490	19%	$33,292	(1)%
Net Interest Income (TE) (1)	34,025	28,599	19%	34,497	(1)%
Net Income	13,355	9,155	46%	10,067	33%

Per Share Data:
Net Income - Basic	$1.08	$0.79	36%	$0.81	32%
Net Income - Diluted	1.05	0.76	38%	0.79	33%

Book Value	39.76	36.65	8%	38.99	2%
Tangible Book Value (2)	19.58	16.98	15%	19.06	3%
Cash Dividends	0.34	0.32	6%	0.34	—

Number of Shares Outstanding:
Basic Shares (Average)	12,413,477	11,556,653	7%	12,396,254	0%
Diluted Shares (Average)	12,737,599	12,084,051	5%	12,770,940	(0)%
Book Value Shares (Period End) (3)	12,870,064	12,886,128	(0)%	12,774,168	1%

Key Ratios: (4)
Return on Average Assets	1.08%	0.91%		0.83%
Return on Average Equity	10.46%	8.88%		8.13%
Return on Average Tangible Equity (2)	21.48%	16.67%		17.41%
Net Interest Margin (TE) (1)	3.04%	3.13%		3.18%
Efficiency Ratio	62.2%	69.9%		67.2%
Tangible Efficiency Ratio (TE) (1) (2)	59.7%	65.6%		64.4%
Average Loans to Average Deposits	94.7%	88.5%		96.2%
Nonperforming Assets to Total Assets (5)	0.93%	0.42%		0.98%
Allowance for Loan Losses to Loans	1.14%	1.28%		1.12%
Net Charge-offs to Average Loans	0.21%	0.02%		0.12%
Average Equity to Average Total Assets	10.28%	10.26%		10.17%
Tier 1 Leverage Ratio	7.46%	7.79%		7.42%
Dividend Payout Ratio	32.8%	45.0%		43.1%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)	March 31,			December 31, 2007
	2008	2007	% Change
ASSETS
Cash and Due From Banks	$103,371	$128,860	(19.8)%	$93,263
Interest-bearing Deposits in Banks	159,829	19,315	727.5%	29,842

Total Cash and Equivalents	263,200	148,175	77.6%	123,105
Investment Securities Available for Sale	795,834	778,997	2.2%	745,383
Investment Securities Held to Maturity	58,489	61,751	(5.3)%	59,494

Total Investment Securities	854,323	840,748	1.6%	804,877
Mortgage Loans Held for Sale	80,130	84,827	(5.5)%	57,695
Loans, Net of Unearned Income	3,424,545	3,034,424	12.9%	3,430,039
Allowance for Loan Losses	(39,203)	(38,711)	1.3%	(38,285)

Loans, net	3,385,342	2,995,713	13.0%	3,391,754
Premises and Equipment	121,087	123,487	(1.9)%	122,452
Goodwill and Other Intangibles	259,648	253,526	2.4%	254,627
Mortgage Servicing Rights	24	34	(29.3)%	19
Other Assets	168,538	135,488	24.4%	162,429

Total Assets	$5,132,292	$4,581,998	12.0%	$4,916,958

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing Deposits	$478,133	$469,281	1.9%	$468,001
Interest-bearing Deposits	3,333,028	3,022,985	10.3%	3,016,827

Total Deposits	3,811,161	3,492,266	9.1%	3,484,828
Short-term Borrowings	70,000	127,839	(45.2)%	300,450
Securities Sold Under Agreements to Repurchase	117,596	122,258	(3.8)%	135,696
Long-term Debt	560,558	335,417	67.1%	457,624
Other Liabilities	61,319	31,946	91.9%	40,301

Total Liabilities	4,620,634	4,109,726	12.4%	4,418,899
Total Shareholders' Equity	511,658	472,272	8.3%	498,059

Total Liabilities and Shareholders' Equity	$5,132,292	$4,581,998	12.0%	$4,916,958

INCOME STATEMENT	For The Three Months Ended March 31,
	2008	2007	% Change
Interest Income	$67,310	$57,100	17.9%
Interest Expense	34,484	29,610	16.5%

Net Interest Income	32,826	27,490	19.4%
Provision for Loan Losses	2,695	211	1175.2%

Net Interest Income After Provision for Loan Losses	30,131	27,279	10.5%
Service Charges	5,113	4,021	27.2%
ATM / Debit Card Fee Income	1,407	974	44.4%
BOLI Proceeds and Cash Surrender Value Income	742	1,496	(50.4)%
Gain on Sale of Loans, net	11,348	2,807	304.3%
Gain on Sale of Investments, net	122	11	1038.92%
Title Revenue	4,510	2,193	105.6%
Broker Commissions	1,290	1,277	1.1%
Other Noninterest Income	1,754	1,387	26.5%

Total Noninterest Income	26,286	14,165	85.6%
Salaries and Employee Benefits	20,918	17,497	19.6%
Occupancy and Equipment	5,330	3,946	35.1%
Amortization of Acquisition Intangibles	575	536	7.3%
Other Noninterest Expense	9,973	7,118	40.1%

Total Noninterest Expense	36,796	29,097	26.5%
Income Before Income Taxes	19,621	12,347	58.9%
Income Taxes	6,266	3,192	96.3%

Net Income	$13,355	$9,155	45.9%

Earnings Per Share, diluted	$1.05	$0.76	38.4%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

	For The Quarter Ended
BALANCE SHEET (Average)	March 31, 2008	December 31, 2007	September 30, 2007	June 30, 2007	March 31, 2007
ASSETS
Cash and Due From Banks	$83,926	$74,595	$71,339	$79,968	$73,422
Interest-bearing Deposits in Banks	118,606	30,641	29,614	32,324	42,549
Investment Securities	841,266	822,913	829,472	824,705	755,780
Mortgage Loans Held for Sale	57,441	55,429	83,921	89,505	55,726
Loans, Net of Unearned Income	3,393,264	3,345,799	3,236,412	3,112,725	2,749,118
Allowance for Loan Losses	(37,542)	(35,668)	(37,932)	(38,421)	(34,965)
Other Assets	537,949	539,416	537,523	522,970	434,815

Total Assets	$4,994,910	$4,833,125	$4,750,349	$4,623,776	$4,076,445

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing Deposits	$444,284	$454,587	$443,631	$448,652	$409,774
Interest-bearing Deposits	3,140,505	3,023,649	2,986,487	2,989,449	2,696,535

Total Deposits	3,584,789	3,478,236	3,430,118	3,438,101	3,106,309
Short-term Borrowings	222,659	282,660	337,336	222,110	113,537
Securities Sold Under Agreements to Repurchase	120,003	121,203	117,123	123,116	110,851
Long-term Debt	507,099	417,595	351,484	331,561	297,614
Other Liabilities	46,753	41,961	37,275	33,181	30,099

Total Liabilities	4,481,303	4,341,655	4,273,336	4,148,069	3,658,410
Total Shareholders' Equity	513,607	491,470	477,013	475,707	418,035

Total Liabilities and Shareholders' Equity	$4,994,910	$4,833,125	$4,750,349	$4,623,776	$4,076,445

	2008	2007
INCOME STATEMENT	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Interest Income	$67,310	$69,981	$69,349	$65,816	$57,100
Interest Expense	34,484	36,689	37,276	35,152	29,610

Net Interest Income	32,826	33,292	32,073	30,664	27,490
(Reversal of) Provision for Loan Losses	2,695	3,602	(1,693)	(595)	211

Net Interest Income After Provision for Loan Losses	30,131	29,690	33,766	31,259	27,279
Total Noninterest Income	26,286	20,291	20,327	21,811	14,165
Total Noninterest Expense	36,796	36,034	36,294	38,692	29,097

Income Before Income Taxes	19,621	13,947	17,799	14,378	12,347
Income Taxes	6,266	3,880	5,738	4,351	3,192

Net Income	$13,355	$10,067	$12,061	$10,027	$9,155

Earnings Per Share, basic	$1.08	$0.81	$0.97	$0.80	$0.79

Earnings Per Share, diluted	$1.05	$0.79	$0.94	$0.78	$0.76

Book Value Per Share	$39.76	$38.99	$37.74	$36.64	$36.65

Return on Average Assets	1.08%	0.83%	1.01%	0.87%	0.91%
Return on Average Equity	10.46%	8.13%	10.03%	8.45%	8.88%
Return on Average Tangible Equity	21.48%	17.41%	22.17%	19.34%	16.67%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE	March 31,			December 31, 2007
	2008	2007	% Change
Residential Mortgage Loans:
Residential 1-4 Family	$508,182	$515,423	(1.4)%	$515,912
Construction/ Owner Occupied	61,067	54,272	12.5%	60,558

Total Residential Mortgage Loans	569,249	569,695	(0.1)%	576,470
Commercial Loans:
Real Estate	1,391,792	1,163,034	19.7%	1,369,882
Business	635,925	525,061	21.1%	634,495

Total Commercial Loans	2,027,717	1,688,095	20.1%	2,004,377
Consumer Loans:
Indirect Automobile	240,633	228,099	5.5%	240,860
Home Equity	435,669	393,835	10.6%	424,716
Automobile	31,251	32,719	(4.5)%	32,134
Credit Card Loans	29,014	47,411	(38.8)%	58,790
Other	91,012	74,570	22.0%	92,692

Total Consumer Loans	827,579	776,634	6.6%	849,192

Total Loans Receivable	3,424,545	3,034,424	12.9%	3,430,039

Allowance for Loan Losses	(39,203)	(38,711)		(38,285)

Loans Receivable, Net	$3,385,342	$2,995,713		$3,391,754

ASSET QUALITY DATA	March 31,			December 31, 2007
	2008	2007	% Change
Nonaccrual Loans	$34,107	$15,556	119.3%	$36,107
Foreclosed Assets	19	11	74.9%	25
Other Real Estate Owned	9,705	3,340	190.6%	9,388
Accruing Loans More Than 90 Days Past Due	3,831	395	869.0%	2,655

Total Nonperforming Assets	$47,662	$19,302	146.9%	$48,175

Nonperforming Assets to Total Assets	0.93%	0.42%	120.5%	0.98%
Nonperforming Assets to Total Loans and OREO	1.39%	0.64%	118.4%	1.40%
Allowance for Loan Losses to Nonperforming Loans (1)	103.3%	242.7%	(57.4)%	98.8%
Allowance for Loan Losses to Nonperforming Assets	82.3%	200.6%	(59.0)%	79.5%
Allowance for Loan Losses to Total Loans	1.14%	1.28%	(10.3)%	1.12%
Year to Date Charge-offs	$2,332	$894	161.0%	$4,706
Year to Date Recoveries	$(554)	$(730)	(24.0)%	$(2,799)

Year to Date Net Charge-offs	$1,778	$164	985.0%	$1,907

Quarter to Date Net Charge-offs	$1,778	$164	985.0%	$1,029

(1) Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.

DEPOSITS	March 31,			December 31, 2007
	2008	2007	% Change
Noninterest-bearing Demand Accounts	$478,133	$469,281	1.9%	$468,001
NOW Accounts	818,527	855,472	(4.3)%	828,099
Savings and Money Market Accounts	885,497	769,539	15.1%	766,429
Certificates of Deposit	1,629,004	1,397,974	16.5%	1,422,299

Total Deposits	$3,811,161	$3,492,266	9.1%	$3,484,828

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	March 31, 2008		December 31, 2007		March 31, 2007
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$575,096	5.94%	$580,922	5.93%	$538,731	5.76%
Commercial Loans (TE) (1)	1,999,916	6.22%	1,923,790	6.80%	1,515,352	6.81%
Consumer and Other Loans	818,252	7.67%	841,087	7.67%	695,035	7.58%

Total Loans	3,393,264	6.52%	3,345,799	6.87%	2,749,118	6.80%
Mortgage Loans Held for Sale	57,441	5.55%	55,429	7.60%	55,726	6.09%
Investment Securities (TE) (1)(2)	821,032	5.18%	817,632	5.29%	759,401	5.11%
Other Earning Assets	159,952	3.70%	69,715	5.63%	73,192	5.91%

Total Earning Assets	4,431,689	6.16%	4,288,575	6.56%	3,637,437	6.42%
Allowance for Loan Losses	(37,542)		(35,668)		(34,965)
Nonearning Assets	600,763		580,218		473,973

Total Assets	$4,994,910		$4,833,125		$4,076,445

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$849,280	1.88%	$807,311	2.28%	$787,584	2.70%
Savings and Money Market Accounts	781,890	2.36%	793,092	2.63%	701,912	2.73%
Certificates of Deposit	1,509,335	4.54%	1,423,246	4.72%	1,207,039	4.53%

Total Interest-bearing Deposits	3,140,505	3.28%	3,023,649	3.52%	2,696,535	3.52%
Short-term Borrowings	342,662	3.12%	403,863	4.18%	224,388	4.12%
Long-term Debt	507,099	4.83%	417,595	5.20%	297,614	5.20%

Total Interest-bearing Liabilities	3,990,266	3.46%	3,845,107	3.77%	3,218,537	3.72%
Noninterest-bearing Demand Deposits	444,284		454,587		409,774
Noninterest-bearing Liabilities	46,753		41,961		30,099

Total Liabilities	4,481,303		4,341,655		3,658,410
Shareholders' Equity	513,607		491,470		418,035

Total Liabilities and Shareholders' Equity	$4,994,910		$4,833,125		$4,076,445

Net Interest Spread	$32,826	2.70%	$33,292	2.79%	$27,490	2.70%
Tax-equivalent Benefit	1,199	0.11%	1,205	0.11%	1,109	0.12%
Net Interest Income (TE) / Net Interest Margin (TE)(1)	$34,025	3.04%	$34,497	3.18%	$28,599	3.13%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands)

	For The Three Months Ended
	3/31/2008	12/31/2007	3/31/2007
Net Interest Income	$32,826	$33,292	$27,490
Effect of Tax Benefit on Interest Income	1,199	1,205	1,109

Net Interest Income (TE) (1)	34,025	34,497	28,599

Noninterest Income	26,286	20,291	14,165
Effect of Tax Benefit on Noninterest Income	400	406	805

Noninterest Income (TE) (1)	26,686	20,697	14,970

Total Revenues (TE) (1)	$60,711	$55,194	$43,569

Total Noninterest Expense	$36,796	$36,034	$29,097
Less Intangible Amortization Expense	(575)	(493)	(536)

Tangible Operating Expense (2)	$36,221	$35,541	$28,561

Return on Average Equity	10.46%	8.13%	8.88%
Effect of Intangibles (2)	11.02%	9.28%	7.79%

Return on Average Tangible Equity (2)	21.48%	17.41%	16.67%

Efficiency Ratio	62.2%	67.2%	69.9%
Effect of Tax Benefit Related to Tax Exempt Income	(1.6)%	(1.9)%	(3.1)%

Efficiency Ratio (TE) (1)	60.6%	65.3%	66.8%
Effect of Amortization of Intangibles	(0.9)%	(0.9)%	(1.2)%

Tangible Efficiency Ratio (TE) (1) (2)	59.7%	64.4%	65.6%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.